EXHIBIT 99.1

ViaCell, Inc. Reports Fourth Quarter and Year End 2004 Financial Results
Thursday March 3, 7:30 am ET

•	Record Revenues Reported for Fourth Consecutive Year –

BOSTON, March 3 — ViaCell, Inc. (Nasdaq: VIAC — News), a clinical-stage biotechnology company dedicated to enabling the widespread application of human cells as medicine in the areas of cancer, cardiac disease, diabetes and infertility today reported financial results for the fourth quarter and year ended December 31, 2004.

     2004 Accomplishments

*	ViaCell achieved 20% year-over-year growth in revenue for the fourth consecutive year

*	ViaCell advanced its lead compound, CB001, into a Phase I clinical trial for the treatment of hematopoietic stem cell transplantation

*	ViaCell achieved proof of concept in its cardiac disease program by demonstrating statistical improvement in cardiac function in a porcine pre-clinical model, using its proprietary Unrestricted Somatic Stem Cells (USSCs) technology derived from umbilical cord blood stem cells

“2004 has been another record year for our Viacord business, marking the fourth consecutive year of strong revenue growth,” said Marc D. Beer, President and Chief Executive Officer of ViaCell, Inc. “We are very pleased with the continued successes of Viacord and will use these achievements to bolster and continue the development of our other therapeutic programs.”

During 2004, the company also moved its lead therapeutic program, CB001, into the clinic. A proprietary, highly expanded population of stem and progenitor cells, CB001 is currently being studied in a Phase I clinical trial as a substitute for bone marrow and other hematopoietic stem cell transplants. In addition, the company is leveraging its infrastructure in cellular therapy to develop a pipeline of product candidates for a range of unmet needs, including cardiac disease. To this end, the company is currently conducting pre-clinical studies of USSCs for the treatment of cardiac disease. Also, the company plans to enter a clinical trial for approval of its Viacyte product for the cryopreservation of human eggs. The company expects to initiate the Viacyte clinical trial in 2005 and believes that it will receive approval to market Viacyte in 2007.

“In the past year, we also continued our strong alliance with Amgen, with whom we participate in a license and collaboration agreement. Under the terms of the agreement, ViaCell receives a non-exclusive license to certain Amgen stem cell growth factors for use in developing and manufacturing cell therapy products and Amgen receives an option to collaborate with us on development and commercialization of CB001, which incorporates two Amgen growth factors. With the recent completion of our first annual review, I am pleased to report that the alliance between ViaCell and Amgen continues to offer our team and technology tremendous support and expertise,” continued Mr. Beer.

“2004 was an exciting year for ViaCell as we effectively executed on our business strategy. We made progress on achieving our corporate goals and growing the company towards commercial success. The financial and scientific impact of achieving these milestones supported the continued development of our therapeutic pipeline,” said Mr. Beer.

Building upon the work of the previous year, in January of 2005, ViaCell announced the completion of its initial public offering of 7,500,000 shares of common stock at $7.00 per share. In addition, the offering’s underwriters simultaneously exercised their over-allotment option in full and purchased an additional 1,125,000 shares of common stock.

Financial Results

For the year ended December 31, 2004, revenues were $38.3 million, compared to revenues of $31.9 million for the same period in 2003. Total operating expenses for the twelve months ended December 31, 2004 were $58.4 million, compared to $87.0 million for the same period in 2003. The net loss for the twelve months ended December 31, 2004 was $21.1 million. This compares to a net loss for the same period in 2003 of $55.5 million.

ViaCell also reported results of its operations for the fourth quarter of 2004. Revenues for the fourth quarter of 2004 were $9.6 million compared to revenues in the fourth quarter of 2003 of $9.2 million. Total operating expenses in the fourth quarter of 2004 were $14.6 million compared to $20.5 million for the same period in 2003. The net loss for the three months ended December 31, 2004 was $5.2 million. This compares to a net loss for the same period in 2003 of $11.7 million. As of December 31, 2004, ViaCell had cash, cash equivalents and marketable securities of $28.6 million.

Conference Call and Webcast Information

Marc D. Beer, President and CEO, and Stephen G. Dance, SVP of Finance and CFO, and other members of the ViaCell management team, will review fourth quarter results via webcast and conference call today at 10:00 AM Eastern Time. To access the live webcast, please log-on in the Investor Relations section of ViaCell’s website at http://www.viacellinc.com. Investors, members of the news media and the general public may also access the live conference call by dialing either 800-406-6465 (United States and Canada) or 913-981-5574 (International) and typing in the passcode 2640740. The webcast will be available via ViaCell’s website through April 3, 2005. The audiocast will be available via telephone by dialing 888-203-1112 (United States and Canada) or 719-457-0820 (International) and typing in the passcode 2640740 from March 3, 2005 at 2:00 PM Eastern Time until April 1, 2005.

About ViaCell

ViaCell, Inc. is a clinical-stage biotechnology company dedicated to enabling the widespread application of human cells as medicine. The Company is developing a pipeline of proprietary product candidates intended to address cancer, cardiac disease, diabetes and infertility. ViaCell’s portfolio of proprietary technologies includes Selective Amplification technology and USSCs. The Company’s lead cord-blood derived stem cell therapy product candidate, CB001, is currently in a

Phase I clinical trial. ViaCell also offers expecting families the option of preserving their baby’s cord blood stem cells through its Viacord business.

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 and it is the Company’s intent that such statements be protected by the safe harbor created thereby. Examples of such statements include, but are not limited to, statements relating to: projected revenue growth, the filing of an IND and subsequent advancement of the USSC program into Phase I clinical studies, completion of and favorable results from the CB001 Phase I clinical trial and advancement into Phase II trials, the potential benefits of the Company’s product candidates and the potential marketing approval and launch of the Viacyte product candidate. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, risks and uncertainties relating to: adverse effects on revenues related to litigation, competition and public perception regarding the Company’s product; difficulties or delays in development, testing, regulatory approval, production and marketing of the Company’s drug candidates that could slow or prevent product approval or market acceptance; the Company’s ability to obtain additional financing if necessary to support development and commercialization activities or unanticipated research and development cost; and uncertainties inherent in anticipating the results of pre-clinical and clinical studies. For further information regarding these and other risks related to the Company’s business, investors should consult the Company’s filings with the Securities and Exchange Commission., including the matters discussed under the heading “Risk Factors” in the Company’s prospectus filed via EDGAR with the Commission on January 21, 2005. ViaCell does not undertake any obligation to update forward-looking statements.

ViaCell, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Processing and storage revenues	$9,407	$8,853	$36,805	$30,884
Grant and contract revenues	234	395	1,469	996
Total revenues	9,641	9,248	38,274	31,880
Operating expenses:
Cost of revenues:
Direct costs	1,851	1,866	7,364	7,142
Royalty expense	0	3,258	(3,258)	3,258
Total cost of revenues	1,851	5,124	4,106	10,400
Research and development	3,435	3,711	15,134	13,226
Sales and marketing	4,241	4,756	19,323	20,959
General and administrative	3,067	4,499	13,468	15,221
In-process technology	0	1,725	0	23,925
Stock-based compensation	767	687	3,429	3,232
Restructuring	1,206	0	2,945	0
Total operating expenses	14,567	20,502	58,405	86,963
Loss from operations	(4,926)	(11,254)	(20,131)	(55,083)
Interest income	127	111	530	348
Interest expense	(378)	(579)	(1,496)	(733)
Total interest expense, net	(251)	(468)	(966)	(385)
Net loss	(5,177)	(11,722)	(21,097)	(55,468)
Accretion on redeemable

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
convertible preferred stock	3,126	2,715	13,071	9,416
Net loss attributable to common stockholders	$(8,303)	$(14,437)	$(34,168)	$(64,884)
Net loss per share:
Net loss per common share, basic and diluted	($3.03)	($5.43)	($12.62)	($24.63)
Weighted average shares used in basic and diluted net loss per share computation	2,740,328	2,658,412	2,707,219	2,634,096
Pro forma net loss per common share, basic and diluted (unaudited)	($0.18)	($0.45)	($0.74)	($2.32)
Weighted average shares used in pro forma basic and diluted net loss per share computation (unaudited)	28,368,403	25,868,122	28,335,294	23,865,902

Condensed Consolidated Balance Sheet Data:

	December 31,	December 31,
	2004	2003
Cash, cash equivalents and investments	$28,585	$46,832
Other current assets	15,736	11,783
Property & equipment, net	6,738	7,892
Intangible assets	6,646	6,895
Other assets	3,386	4,759
Total	$61,091	$78,161
Current liabilities	$29,384	$35,757
Deferred revenue & rent	7,764	3,158
Contingent purchase price	8,155	3,909
Long-term debt	1,572	3,347
Convertible preferred stock	175,173	162,141
Stockholders’ equity	(160,957)	(130,151)
Total	$61,091	$78,161